As filed with the Securities and Exchange Commission on July 16, 2025

Registration No. 333-288443

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-288443

UNDER

THE SECURITIES ACT OF 1933

SCHLUMBERGER N.V.

(SCHLUMBERGER LIMITED)

(Exact name of registrant as specified in its charter)

Curaçao	52-0684746
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

42 rue Saint-Dominique Paris, France	75007

5599 San Felipe Houston, Texas, U.S.A.	77056

62 Buckingham Gate London, United Kingdom	SW1E 6AJ

Parkstraat 83 The Hague, The Netherlands	2514 JG
(Addresses of Principal Executive Offices)	(Zip Codes)

CHAMPIONX CORPORATION AMENDED AND RESTATED 2018 EQUITY AND CASH INCENTIVE PLAN

SLB DISCOUNTED STOCK PURCHASE PLAN

(Full title of the plan)

Dianne B. Ralston

Chief Legal Officer and Secretary

Schlumberger Limited

5599 San Felipe

Houston, Texas, U.S.A. 77056

(713) 513-2000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-288443) (the “Registration Statement”) of Schlumberger Limited (Schlumberger N.V.), a Curaçao corporation (“SLB” or the “Registrant”), which was filed with the Securities and Exchange Commission on July 1, 2025. The Registration Statement registered up to 24,000,000 shares of the Registrant’s common stock, par value $ 0.01 per share (“SLB Common Stock”), to be offered pursuant to the SLB Discounted Stock Purchase Plan.

On July 16, 2025, Sodium Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Registrant (“Merger Sub”), completed its merger with ChampionX Corporation, a Delaware corporation (“ChampionX”), in an all-stock transaction at a fixed exchange ratio (the “Exchange Ratio”) of 0.735 shares of SLB Common Stock for each share of ChampionX common stock (the “Merger”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than any shares of ChampionX common stock held in the treasury of ChampionX or held by SLB, Sodium Holdco, Inc., a Delaware corporation (“Sodium US”), or any direct or indirect wholly owned subsidiary of SLB, in each case except for any such shares held on behalf of third parties), pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 2, 2024, by and among SLB, Sodium US, Merger Sub, and ChampionX.

At the Effective Time, and by virtue of the Merger: (a) each ChampionX option that was outstanding immediately prior to the Effective Time was converted into an option to acquire a number of shares of SLB Common Stock determined based on the Exchange Ratio; (b) each ChampionX restricted stock unit award that was outstanding immediately prior to the Effective Time was assumed and converted into a restricted stock unit award to acquire a number of shares of SLB Common Stock (“SLB RSU Award”) determined based on the Exchange Ratio; (c) each ChampionX performance share award that was outstanding immediately prior to the Effective Time was assumed and converted into a SLB RSU Award (covering a number of shares determined based on the Exchange Ratio, and based on the attainment of performance levels set forth in the Merger Agreement); and (d) each ChampionX restricted stock award that was outstanding immediately prior to the Effective Time was assumed and converted into an SLB restricted stock award (covering a number of shares determined based on the Exchange Ratio) (collectively, “Assumed Awards”).

This Post-Effective Amendment No. 1 is being filed by SLB to include in the Registration Statement shares of SLB Common Stock issuable upon the exercise or settlement of the Assumed Awards held by current directors, officers and employees of SLB who were directors, officers and employees of ChampionX immediately prior to the Effective Time. No additional securities are being registered hereby. As a result of this Post-Effective Amendment No. 1, the Registration Statement registers up to 20,000,000 shares of SLB Common Stock to be offered pursuant to the SLB Discounted Stock Purchase Plan, and up to 3,000,000 shares of SLB Common Stock issuable upon the exercise or settlement of the Assumed Awards as described herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Description

4.1	Articles of Incorporation of Schlumberger Limited (Schlumberger N.V.), as last amended on April 6, 2016 (incorporated by reference to Exhibit 3.1 to SLB’s Current Report on Form 8-K filed on April 6, 2016).

4.2	Amended and Restated By-Laws of Schlumberger Limited (Schlumberger N.V.) (incorporated by reference to Exhibit 3 to SLB’s Current Report on Form 8-K filed April 21, 2023).

5	Opinion of STvB Advocaten (Europe), N.V.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of STvB Advocaten (Europe), N.V. (included in Exhibit 5).

99	ChampionX Corporation Amended and Restated 2018 Equity and Cash Incentive Plan (incorporated by reference to Exhibit 10.1 of ChampionX’s Current Report on Form 8-K filed on May 13, 2021).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 16, 2025.

SCHLUMBERGER N.V.
(Schlumberger Limited)

By:	/s/ HOWARD GUILD
Howard Guild
Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on July 16, 2025 in the capacities indicated.

*	*
Olivier Le Peuch Chief Executive Officer and Director (Principal Executive Officer)	Jim Hackett Chairman of the Board

*	*
Stephane Biguet Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Samuel Leupold Director

/s/ HOWARD GUILD	*
Howard Guild Chief Accounting Officer (Principal Accounting Officer)	Maria Moræus Hanssen Director

*	*
Peter Coleman Director	Vanitha Narayanan Director

*	*
Patrick de La Chevardière Director	Jeff W. Sheets Director

*
Miguel M. Galuccio Director

* By:	/s/ DIANNE B. RALSTON
Dianne B. Ralston Chief Legal Officer and Secretary (Attorney-in-Fact and Authorized Representative in the U.S.)